SELLING AGREEMENT

This SELLING AGREEMENT (the “Agreement”), is effective this 11th day of June, 2014, by and among Great-West Life & Annuity Insurance Company, a life insurance company organized under the laws of Colorado, Great-West Life & Annuity Insurance Company of New York, a life insurance company organized under the laws of New York (collectively “Company” or, as appropriate, the “Issuing Insurer”), GWFS Equities, Inc. (“GWFS”) a broker-dealer registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 and a member of the Financial Industry Regulatory Authority or its successor (“FINRA”); Charles Schwab & Co., Inc. (“Schwab”), a corporation organized under the laws of California, a Broker-Dealer registered with the SEC under the Securities Exchange Act of 1934 and a member of FINRA (each a “Party” and collectively the “Parties”).

WHEREAS, the Company proposes to have Schwab's registered representatives (“Representatives”) who are licensed to sell insurance in appropriate jurisdictions solicit and sell certain variable contracts (the “Company Securities”) more particularly described in this Agreement and which are deemed to be securities under the Securities Act of 1933, (the “Contracts”); and

WHEREAS, the Company has appointed GWFS as the principal distributor of the Company Securities and proposes to delegate, to the extent legally permitted, training and supervisory duties of persons involved with the solicitation and offer or sale of any of the Company Securities to Schwab; and

WHEREAS, as full compensation, the Issuing Insurer will pay to Schwab, the compensation provided for in Schedule A on Contracts sold by Schwab after this Agreement becomes effective.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties agree as follows:

1.    Appointment of Schwab. The Company hereby appoints Schwab to sell the Contracts through its Representatives and to provide certain administrative services to facilitate solicitations for and sales of the Contracts.

Schwab agrees that its authority is limited to the solicitation and marketing of the Contracts in accordance with this Agreement and Schwab agrees that it will not make, alter, modify, or discharge any contract or extend any provision thereof, or extend the time for payment of premiums or waive any premium, forfeiture or guarantee dividends or estimated future interest, mortality, or expense factors, or incur any debts or liability against the Company, or GWFS, or receive any money for the Company except the initial premium necessary to place in force or to reinstate a Contract in the form of a check payable to the Issuing Insurer, or misrepresent, or fail to disclose accurately, the terms or nature of the Company's products, or pay any premiums on Contracts or contracts other than the representative's own or the representative's immediate family members, or whether or not permitted by law, pay or allow any rebate of premiums or compensation in any matter, directly or indirectly. Nothing in this Agreement shall create or be construed to create an exclusive authority to represent the Company or GWFS to effect sales of Contracts, with respect to a specific geographic territory or otherwise.

2.    The Contracts. The Contracts issued by the Company to which this Agreement applies are listed in Schedule A. The Company in its sole discretion and without prior notice to Schwab may suspend sales of any Contracts or may amend any Contracts or contracts evidencing such Contracts if, in the Company's opinion, such suspension or amendment is: (1) necessary for compliance with federal, state, or local laws, regulations, or administrative order(s); or, (2) necessary to prevent administrative or financial hardship to

1

the Company. In all other situations, the Company shall use commercially reasonable efforts to provide 30 days notice to Schwab prior to suspending sales of any Contracts or amending any Contracts or contracts evidencing such Contracts. Neither Schwab nor its Representatives shall be authorized to sell or market any contract or policy unless a schedule listing such contract or policy has been made a part of this Agreement.

The Company may reinsure any of the Contracts with a reinsurer of its choice at any time in accordance with applicable law; provided however, that reinsurers for any Contracts shall have received at least a rating of at least A- from A.M. Best Co.

3.    Securities Licensing. Schwab shall, at all times when performing its functions under this Agreement, be registered as a securities broker with the SEC, be a member of FINRA, and be licensed or registered as a securities Schwab in the states, territories, and other jurisdictions that require such licensing or registration in connection with variable contract sales activities or the supervision of Representatives who perform such activities in the respective location. Schwab hereby represents and warrants to GWFS and Company that it is not currently under investigation, formal or informal, by any securities or insurance regulatory authority.

4.    Insurance Licensing. Schwab shall, at all times when performing its functions under this Agreement, be validly licensed as an insurance agency (“Agency”) in the states and other local jurisdictions that require such licensing or registration in connection with Schwab's sales activities; or, in those states in which Schwab cannot or does not obtain a corporate agent's license, shall maintain a contractual relationship with an agency which shall be validly licensed as an insurance agency in such jurisdiction(s). Schwab shall provide the Company with a list of all licensed insurance agencies relied upon by Schwab to comply with this section and covenants to maintain the completeness and accuracy of such list, and shall cause each such agency to become appointed and contracted with Company.

5.    Appointment of Representatives.

(a)
Schwab shall assist the Company in the appointment of Representatives under the applicable insurance laws to sell the Contracts. All licensing/appointment papers shall be submitted by Schwab to the Company or its duly appointed agent. The Company shall have sole discretion to appoint, refuse to appoint, discontinue, or terminate the appointment of any Representative as an insurance agent of the Company. Upon termination of the appointment, Schwab shall promptly advise Representative of such termination of authorization to sell the Contracts and shall otherwise take all additional action necessary to terminate the sales activities of such Representative contemplated under this Agreement.

(b)
Schwab shall promptly notify the Company should Schwab terminate any of its appointed Representatives for performance, non-performance or breach of this Agreement, including, but not limited to, any unauthorized use of sales materials, any misrepresentations, or any sales practices concerning the Contracts, or who are found to be in violation of any federal or state securities or insurance laws involving fraud, deceit, or knowing misrepresentations.

(c)	Failure to comply with this section 5 will be considered a violation of the terms of this Agreement and grounds for termination.

6.    Applications and Suitability. All applications for Contracts shall be made on applications forms supplied by the Company and all payments collected by Schwab or any Representative of Schwab shall be remitted promptly in full, together with such application forms and any other required documentation, directly to the Company at the address indicated on such application, to such other address as the Company may from time to time designate in writing, or as otherwise agreed by the Parties. Schwab shall review all such applications for completeness and suitability, consistent with the Contracts and Schwab policies and procedures. Checks in payment on any such Contract shall be payable to the applicable Issuing Insurer. No payments for Contracts may be made in currency or securities. All applications are subject to acceptance or rejection by the Company at its sole discretion. Schwab shall notify the Issuing Insurer when the sale of any Contract constitutes the replacement of an existing contract.

Schwab shall, through a FINRA Principal, evaluate and approve each application as being suitable for the contract owner according to the standards of suitability for variable products set forth by FINRA. Schwab will also require that every recommendation to surrender a variable annuity contract will be suitable based upon FINRA standards. Schwab will maintain written suitability standards and guidelines. Schwab shall also maintain documentation to support the suitability of each transaction as required by FINRA, the SEC, and various state insurance and securities departments. Upon request, Schwab shall provide to Company and/or GWFS access to books and records that document and support the suitability of all recommendations made to purchase or surrender a Contract.

7.    Money Received by Schwab. All money payable in connection with any of the Contracts, whether as premium or otherwise, and whether paid by or on behalf of any policyholder, contract owner or anyone else having an interest in the Contracts, is the property of the Company and shall be deemed received and held by Schwab as a fiduciary to the Company and shall, together with applications, forms and other required documents, be transmitted promptly in accordance with the administrative procedures of the Company without any deduction or offset for any reason, including, by way of example but not limitation, any deduction or offset for compensation claimed by Schwab.

8.    Supervision of Representatives.

(a)
To the extent the Company and its representatives assist Schwab and its representatives in the preparation of the sale of the Contracts, the Company shall have full responsibility for the training and supervision of its representatives, and such representatives will be qualified under applicable federal and state law.

(b)
Schwab shall have full responsibility for the training and supervision of all Representatives associated with Schwab who are engaged directly or indirectly in the offer or sale of the Contracts. Schwab, prior to allowing its Representatives to solicit for sales or sell the Contracts, shall require such Representatives to be validly insurance licensed, registered and appointed by the Company as contract agents in accordance with the jurisdictional requirements where the solicitations and sales take place, as well as the solicited person's or entity's place of residence; will cause such Representatives to qualify under applicable federal and state laws to engage in the sale of the Contracts; will cause such Representatives to be registered representatives of Schwab before such Representatives engage in the solicitation of applications for the Contracts; and will cause such Representatives to limit solicitation of applications for the Contracts to jurisdictions where the Company has authorized such solicitation. Schwab shall cause such Representatives' qualifications to be certified to the satisfaction of GWFS; and shall notify GWFS if any Representative ceases to be a registered representative of Schwab, or ceases to maintain the proper licensing required for the sale of any of the Contracts.

(c)	Each Party shall be liable for its own negligence and misconduct under this section 8.

9.    Compliance with FINRA Rules and Federal and State Securities Laws. Schwab, Company, and GWFS each shall fully comply with the requirements of FINRA, the SEC, and all applicable federal or state laws, rules, and regulations, and will establish such procedures as may be necessary to cause diligent supervision of the securities activities of Schwab's Representatives and Company's representatives, respectively. Upon request, Schwab shall furnish such appropriate records as may be necessary to establish proper licensing and diligent training and supervision of Representatives.

10.    Notice of Representative’s Non-Compliance. In the event a Representative fails or refuses to submit to supervision of Schwab or otherwise fails to meet the rules and standards imposed by Schwab on its Representatives, Schwab shall advise GWFS of this fact and shall promptly notify such Representative that he or she is no longer authorized to sell the Contracts, and Schwab shall make commercially reasonable efforts to promptly terminate the sales activities of such Representative relating to the Contracts.

11.    Investigations; Customer Complaints. The Parties agree to cooperate fully in any insurance, securities or other regulatory or judicial investigation or proceeding arising in connection with the Contracts or this Agreement. Each Party shall furnish applicable regulatory authorities with any information or reports in connection with its services or sales under this Agreement, which authorities may lawfully request in order to ascertain whether the Parties' obligations hereunder are being conducted in a manner consistent with any applicable law; provided, however, that nothing contained herein shall restrict the Parties' rights to attempt to withhold information on privilege, confidentiality, or trade secrets grounds. The Parties shall, at least ten (10) business days prior to provision of such information, notify the others to enable any Party, if it so desires, to interpose any legal objections to provision of the reports or information.

The Parties agree to cooperate in resolving all customer complaints with respect to the Contracts. In the case where an oral or written consumer or regulatory agency complaint is received by a Party, the receiving Party shall notify all other Parties within three (3) business days of receipt and shall coordinate and fully cooperate in responding to such complaints. Each Party shall develop procedures to coordinate, investigate, and respond to such complaints.

12.    Prospectuses, Sales Promotion Material and Advertising.

(a)
Schwab shall be provided with prospectuses relating to the Contracts and such other material as GWFS determines to be necessary or desirable for use in connection with sales of such Contracts. Schwab shall require its Representative to deliver a then-current prospectus prior to or at the same time as the solicitation or sale of the Contracts.

(b)
Schwab shall have the responsibility for developing, printing, and distributing, at its sole cost, all marketing materials to be used in connection with the offer and sale of the Contracts. As used herein, "marketing materials" shall mean any "advertisement" or "sales literature," as those terms are defined in FINRA Conduct Rule 2210(a), as amended from time to time, including any so-called "dealer only" materials, and including any material intended to be spoken in the solicitation of a Contract, such as telephone scripts, scripted answers to questions and slide show scripts but excluding Contract Prospectuses, registration statements, annual and semi-annual reports and other materials that are developed by the Company.

(c)
Schwab shall submit definitive copies of all marketing materials to the Company for its written approval, which shall not be unreasonably withheld, at least ten (10) business days prior to printing or finalization.

(d)
Schwab shall, to the extent required, file in a timely manner all marketing materials with FINRA, the SEC, or any other securities regulatory body, as appropriate, and shall obtain any necessary approval of these regulatory bodies of such marketing materials.

(e)
The Company shall, to the extent required by law, file in a timely manner all marketing materials with the various state insurance regulatory bodies, and shall obtain any necessary approval of these regulatory bodies of such marketing materials. If applicable, Company shall file in a timely manner all marketing materials with FINRA, the SEC, or any other securities regulatory body, as appropriate,

(f)
Company and GWFS covenant and agree that during the term of this Agreement and for twelve months after the termination thereof, they will not directly solicit, or attempt to solicit, any business from any clients of Schwab or its affiliates to whom Schwab or its affiliates, if applicable, have sold Contracts. This prohibition will not apply if: (i) the solicitation is made of existing clients of Company and/or its affiliates as of the date of this Agreement; (ii) the solicitation is made by any third-party broker or agent without the direction, encouragement, or advice of Company or its affiliates; (iii) a solicitation is made of a currently existing client of Schwab (as of the date of this Agreement) who subsequently terminates its relationship with Schwab at any time during the term of this Agreement and who is then solicited by Company and/or GWFS; or (iv) the solicitation is initiated by the client. Notwithstanding the foregoing, in no circumstance shall the processing of a broker-of-record change or similar action be deemed a solicitation.

(g)
For a period of six months following termination of this Agreement, if the cumulative rate of policy surrenders exceeds 10% of accumulated assets under this Agreement, then the provisions of section 12(f) shall no longer apply.

13. Non-Marketing Materials.

To the extent Schwab elects to sell or allow for the administration of the Contracts via the Internet or other electronic means, Company shall provide Schwab, to the extent available, with electronic copies of all Contract forms, applications, forms of Contract owner account statements when applicable, standard forms of correspondence, and other standard documents necessary to process transactions and other business relating to the Contracts (collectively, "non-marketing materials") for incorporation into Schwab's electronic forms management process ("electronic forms process"). Company shall assist Schwab with the incorporation of non-marketing materials that are approved for use in electronic format into the electronic forms process by providing an electronic version of the form(s) for Schwab to incorporate in their process or access to the electronic form(s). Until the non-marketing materials have been incorporated into the electronic forms process, Company shall print and deliver any non-marketing material that has not been so incorporated to Schwab in sufficient quantity to facilitate the marketing, sale, and servicing of the Contracts, as applicable, except that Company shall deliver Contract owner account statements, when applicable, and correspondence to Contract owners directly.

Company shall submit all non-marketing materials to Schwab for its review at least ten (10) business days prior to its use. Schwab shall submit all comments and changes to the non-marketing materials to Company at least five (5) business days prior to printing or finalization. Company shall make changes requested by Schwab, provided such changes are reasonable. Schwab acknowledges that Company may not make changes to non-marketing materials if such changes require filing and approval by a state insurance department or FINRA, or if such change will require systems enhancements. Company acknowledges that these materials may be used as marketing material by Schwab. Schwab acknowledges and agrees that some non marketing materials may not, by Law, be used as marketing materials unless and until the materials are filed and/or approved by a state insurance department or FINRA, as applicable, prior to its use with customers. In such instances, Schwab agrees to not use non-marketing materials as marketing materials without the consent of Company. Where regulatory approval of non-marketing materials is not required, Schwab will advise Company at least ten (10) business days prior to its use of any non-marketing materials intended to be used as marketing material.

14.	Information About Company and Schwab.

(a)
Company shall provide to Schwab or its designated agent at least one complete copy of all Contract Prospectuses, reports, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts, at least five (5) business days prior to the filing of such document with the SEC or other regulatory authorities for approval.

(b)
Except with the express written permission of Schwab, neither the Company, nor any of its affiliates or their respective representatives will give any information or make any representations or statements on behalf of or concerning Schwab or its affiliates in connection with the offer or sale of the Contracts other than the information or representations contained: (i) in the registration statement(s) for the Contracts, including the Contract Prospectus contained therein, as such registration statement(s) and Prospectus may be amended from time to time; or (ii) the registration statement for underlying mutual funds managed by Schwab ("Fund"), including each prospectus contained therein ("Fund Prospectus"), as such registration statement and Fund

Prospectus may be amended from time to time; or (iii) in annual or semi-annual reports for the Fund, or (iv) in marketing material prepared or approved by Schwab.

(c)
Except with the express written permission of the Company, neither Schwab nor any of its affiliates or representatives will give any information or make any representations or statements on behalf of or concerning the Company or its affiliates or the Contracts or the Separate Accounts, in connection with the offer or sale of the Contracts other than the information or representations contained: (i) in the registration statement(s) for the Contracts, including each Contract Prospectus contained therein, as such registration statement(s) and Prospectus may be amended from time to time; or (ii) in periodic reports prepared or filed by the Company pursuant to applicable Law; or (iii) in marketing material or other material prepared or approved by the Company.

15. Company Property.

(a)
Schwab agrees that all proprietary information pertaining to the Contracts, such as Contract owner files, lists of contract owners or insured persons, records and premium accounts, are the property of the Company, and may be audited or inspected by the Company as set forth below. Upon termination of this Agreement for any reason, Schwab agrees not to use any Company or GWFS proprietary material for their own commercial purposes or for that of any other entity. Schwab further agrees that it will take commercially reasonable steps to prevent its Representatives from using any such material for commercial purposes.

(b)
All computer software containing the rates and values of products issued by the Company whether or not distributed through GWFS, all rate books, computer printouts, Contracts, brochures, prospectuses, sales promotion materials, whether in hard copy or computer format, containing the name/logo of the Company, GWFS, or any affiliated company, are furnished to Schwab in confidence, and Schwab agrees to refrain from reproducing, publishing, or disclosing such material other than in the ordinary course of business. Schwab further agrees that all such property shall be returned to the Company upon demand or upon termination of this Agreement if so required by the Company. Upon termination of this Agreement for any reason, Schwab further agrees not to use any such material for their commercial purposes or for that of any other entity.

16.    Marketing Support. GWFS will provide to Schwab appropriate marketing support for the Contracts covered by this Agreement. The support may be provided by GWFS home office personnel, or by third-party wholesaling firms or individuals.

17. PartnerLink. The Company will maintain and make available its PartnerLink website to Schwab Representatives to enable them to perform various functions and access individual client level information. Schwab agrees that information accessed through PartnerLink, to the extent that it constitutes Confidential Information, as defined in Section 36 (“Confidential Information; Protection of

Non-Public Personal Information”) of the Agreement, shall be subject to the treatment described in Section 36 of the Agreement.

18.    Right of Rejection. The Company, in its sole discretion, may reject any applications or payments remitted by Representatives through Schwab and may refund an applicant's payments. If Company rejects any application for a Contract, Company will promptly return any funds directly to the prospective purchaser, and Schwab will be notified of such refused application. In the event such refunds are made and if Schwab has received compensation based on an applicant's payment that is refunded, Schwab shall promptly repay such compensation to the Company. If repayment is not promptly made, the Company may at its sole option deduct any amounts due it from Schwab from future compensation otherwise payable to Schwab pursuant to this Agreement.

19.    Compensation.

(a)
Compensation, Fees, and Allowances. Sales compensation payable to Schwab in connection with the Contracts shall be paid by the Company to Schwab in its capacity as an Agency any and all compensation that may be due and payable to Schwab in accordance with the provisions set forth in Schedule A. No compensation shall be payable to Schwab with respect to any Contract for which Company has received a broker-of-record change evidencing that Schwab has ceased to be the broker-of-record for a Contract; provided, however, that any compensation earned but unpaid as of the date of the broker-of-record change shall be payable. Schwab shall be liable for any chargebacks or for any other amounts advanced by or otherwise due to the Company hereunder. Schwab shall provide the social security number (or other mutually agreed upon unique identifier) of the Representative responsible for each new application.

(b)
Conflicts Management. Schwab represents that it maintains appropriate policies and procedures designed to mitigate potential conflicts, if any, arising from the compensation paid to Schwab in connection with the Contracts.

(c)
If Company is required to refund premiums or return contract values on any Contract within six months after a premium payment, then no compensation will be payable with respect to said premiums and any compensation previously paid for said premiums must be refunded to GWFS. If Company is required to refund premiums or return contract values on any Contract more than six months but less than 12 months after a premium payment, then only 50% of the compensation otherwise due will be payable and any compensation previously paid exceeding such 50% must be refunded to GWFS. GWFS agrees to notify Schwab within thirty days after it receives notice from Company of any premium refund or a chargeback. Notwithstanding the foregoing, if at any time a premium refund or chargeback occurs as a result of Schwab failure to comply with its policies and procedures or this Agreement, then no compensation will be payable.

(d)	Restrictions.

i.
If Schwab or any Representative rebates or offers to rebate all or any part of a premium on a Contract issued by the Company in violation of applicable state insurance laws or regulations, or if Schwab or any Representative shall withhold any premium on any Contract issued by the Company, or if Schwab or any Representative rebates or offers to rebate all or any part of compensation paid or payable upon the sale of a Contract in violation of applicable state insurance laws or regulations, the Company may, at its option, terminate this Agreement.

ii.
If Schwab or any Representative at any time induce or endeavor to induce any owner of a Contract to relinquish the Contract except under circumstances where there is reasonable grounds for believing the Contract or interest therein is not suitable for such person, any and all compensation due hereunder shall cease and terminate except for that already earned.

iii.
If a sale is made by a Schwab Representative who is not an appointed agent of the Company, no compensation shall be payable under the Agreement. Notwithstanding the foregoing, Company, in its sole discretion, may accept the Contract and applicable premium.

iv.
Nothing in this Agreement shall be construed as giving Schwab the right to incur any indebtedness on behalf of the Company. Schwab hereby authorizes the Company to set off their respective liabilities to the Company against any and all amounts otherwise payable to them by the Company, whether payable hereunder or with respect to Contracts which are both administered and co-insured by Company.

(e)	Indebtedness.

i.
The Company is authorized, at any time either before or after the termination of the Agreement, to deduct compensation due from Company to Schwab the entire amount of any funds, including, but not limited to, advances or debts, owed by Schwab to Company or its affiliates, associates, parents or subsidiaries, but only to the extent of the actual amount owed by Schwab as determined by Company.

ii.
Any compensation, regardless of how characterized, paid to Schwab for premiums or considerations, including rollover amounts, later returned or credited to the customer, or any overpayment of such compensation shall be a debt due to Company from Schwab and payable in accordance with (a) above.

iii.
In addition to all other rights available to Company as a creditor, Company shall have a first lien on all compensation payable under the Agreement for any of the funds, advances or debts described herein.

iv.
To the extent that any compensation due Schwab from Company is insufficient to cover advances or other debt, the difference shall become a debt due and payable immediately to Company unless other arrangements have been made with Company. At the sole discretion of Company, interest, at a lawful rate to be determined by Company, shall thereupon begin to accrue.

v.
In the event Company initiates collection efforts or legal action to collect any indebtedness of Schwab or its agents, Schwab shall reimburse Company for reasonable attorney fees and expenses in connection therewith.

(f)
Compensation Disclosures. Schwab will require its Representatives to comply with all federal and state, securities and insurance laws, rules and regulations governing the disclosure of compensation with respect to Company Securities and insurance products.

20.    Books and Records. Schwab shall maintain the books, accounts and records of the Representatives as required by applicable laws and regulations. The books, accounts and records of Schwab relating to Contract sales shall be maintained so as to clearly and accurately disclose the nature and details of all transactions.

21.    Contract Delivery. The Company shall deliver the Contract to Contract-owners, however, Company reserves the right to, upon written request of Schwab, transmit Contracts to Schwab for delivery to Contract-owners. Schwab hereby agrees to deliver all such Contracts to Contract-owners promptly upon its receipt thereof from the Company. Schwab agrees that the indemnification provisions of this Agreement include any and all costs, expenses, loss, damages and attorneys' fees resulting from Schwab's failure to perform or inability to prove performance of the undertakings described in this section, and authorizes the Company to set off any amount it owes the Company under this section against any and all amounts otherwise payable to or on behalf of Schwab by the Company pursuant to this Agreement. The Company reserves the right to revoke or withdraw this privilege, in whole or in part, at any time, and without prior notice.

22.    Indemnification.

(a)
The Company and GWFS will indemnify and hold harmless Schwab and each of its affiliates, officers or directors against any losses, expenses (including reasonable attorneys' fees), claims, loss or damages or liabilities to which Schwab or such affiliates, officers or directors becomes subject insofar as such losses, claims, damages or liabilities arise out of or are based upon the Company's performance, non-performance or breach of this Agreement, or are based upon any untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, contained in any Registration Statement (or post-effective amendment thereof), in the Prospectus or any amendment or supplements thereto, or in sales or marketing material supplied by the Company or GWFS.

(b)
Schwab will indemnify and hold harmless the Company, and GWFS and each of their affiliates, directors and officers and each person, if any, who controls or has controlled the Company and GWFS within the meaning of the Securities Act or the Exchange Act, against any losses, expenses (including reasonable attorney’s fees), claims (including, but not limited to, claims for commissions or other compensation), damages or liabilities to which the Company and GWFS and any such affiliates, director, officer or controlling person may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Schwab and/or its Representatives' performance, non-performance or breach of this Agreement, including, but not limited to, any unauthorized use of sales materials, any misrepresentations or any sales practices concerning the Contracts.

23.    Intellectual Property. Subject to the terms and conditions of this Agreement, each Party (the “Licensor”) grants to the others a nonexclusive, nontransferable, limited license with no right to sublicense, such Party’s trademarks, trade names, service marks, logos, copyrighted material, content, data, advertisements, brochures, newsletters, training support, and other materials owned or created by such Party (the “Intellectual Property”). Such use of Licensor’s Intellectual Property shall be solely for promoting, distributing, training, and marketing purposes related to this Agreement. Unless expressly authorized by Licensor, no Party shall copy, distribute, register or attempt to register, create derivative works, adapt, translate, perform, display, or transfer another Party’s Intellectual Property in any manner. All Parties shall comply with any other usage instructions and restrictions provided by Licensor. Upon the termination or expiration of this Agreement, each Party will cease all use of the other Parties’ Intellectual Property.

24.    Arbitration. Disputes with respect to this Agreement that the Parties are unable to resolve themselves will be adjudicated as follows. For disputes that are subject to mandatory arbitration under the then existing FINRA (or any successor entity thereto) Code of Arbitration Procedure (“FINRA Code”), such dispute will be adjudicated by arbitration before arbitrators sitting in Denver, Colorado. The Parties agree to timely submit a joint request for an explained decision, consistent with the FINRA Code, and to evenly share the cost for such request. All other disputes with respect to this Agreement shall be resolved exclusively in the federal or state courts located in the District of Colorado or Arapahoe County, Colorado, as applicable. This Agreement shall not be construed to waive any right of removal that may apply to any action filed in any court by any Party.

25.    Waiver. Failure of any Party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

26.    Independent Contractors. The Company and GWFS are independent contractors with respect to Schwab and its Representatives. Nothing contained in this Agreement shall create, or shall be construed to create, the relationship of employer and employee between the Company or GWFS and Schwab or its Representatives.

27.    Limitations. No Party other than the Company shall have the authority to make, alter, or discharge any policy, contract, rider and/or endorsement thereof, or certificate issued by the Company, to waive any forfeiture or to grant, permit, or extend the time for making any payments, or to guarantee earnings or rates, or to alter the forms which the Company may prescribe or substitute other forms in place of those prescribed by the Company, or to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of the Company.

28. Bonding and Insurance. Each Party shall maintain for itself and all of its agents and employees sufficient fidelity bond coverage (including coverage for larceny and embezzlement) and errors and omissions insurance coverage as may be required by FINRA and other applicable law or as such Party deems necessary in light of its obligations under this Agreement. Upon request, each Party shall provide the other Parties with evidence of such bond and errors and omissions coverage. Each Party shall provide prompt notice to the other Parties of any cancellation or change of bond coverage and errors and omissions coverage.

29.    Entire Agreement. This Agreement is the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties.

30.    Binding Effect and Assignment. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns; provided however, that no Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties.

31.    Severability. Any provision of this Agreement which is found to be invalid, void or illegal shall in no way affect or invalidate any other provision hereof and such other provisions shall remain in full force and effect.

32.    Notices. All notices or communications shall be sent in writing and to the addresses shown below or to such other address as the Party may request by giving written notice to the other Parties. Notices shall be effective upon receipt, unless otherwise specifically provided.

Great-West Life & Annuity Insurance Company
Great-West Life & Annuity Insurance Company of New York
Attn: Robert Shaw, Executive Vice President, Individual Markets
8515 E. Orchard Road
Greenwood Village, CO 80111
cc: Beverly A. Byrne, Senior Vice President, Legal and Chief Compliance Officer

GWFS Equities, Inc.
Attn: Charles Nelson, President
8515 E. Orchard Road
Greenwood Village, CO 80111
cc: Beverly A. Byrne, Senior Vice President, Legal, Chief Compliance Officer and Secretary

Charles Schwab & Co., Inc.
Att: Tina Valenzuela, VP, Insurance Services
211 Main Street
San Francisco, CA 94105
Cc: Rob Innes, VP Associate General Counsel

33.    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without giving effect to conflicts of laws principles thereof.

34.    Amendment of Agreement. This Agreement may be amended at any time by a writing executed by mutual agreement of the Parties.

35.    Termination.

(a)	This Agreement may be terminated by any Party, without cause, upon sixty (60) days written notice to the other Parties.

(b)
This Agreement may be terminated immediately by Company or GWFS for cause. For purposes of this section, ‘cause’ shall mean failure to return money to clients where appropriate, failure to account for any money received from or on behalf of Company or GWFS, any fraud, misrepresentation or dishonesty in any relationship with Company or GWFS, their affiliates, or any past, present or proposed client, violation of any federal or state law or regulation or violation of any of the terms of this Agreement. This Agreement shall terminate immediately if Schwab ceases to be registered under the Exchange Act or a member in good standing with FINRA.

(c)
If an event of default occurs of any obligation under this Agreement, and if, within thirty (30) days after any non-defaulting Party has given the defaulting Party notice of the event of default, the defaulting Party has not cured such default or, if the default cannot reasonably be cured within such time period, the non-defaulting Party may, at its option, terminate this Agreement by giving thirty (30) days' written notice of such termination to the other Party.

(d)	This Agreement will automatically terminate upon dissolution of Schwab or the Company.

(e)	Termination of this Agreement will result in the termination of all agreements with Representatives of Schwab.

(e)	Payment of broker compensation at a level that is higher than the level of broker compensation set forth in Schedule A will, at the option of the Company, result in the termination of this Agreement.

(f)
In the event of termination, compensation, fees, and allowances for the first contract year and for renewal years with respect to applications submitted by Schwab and its Representatives prior to the date of termination shall no longer be payable.

(g)	The provisions of sections 11, 15, 22, 23, 24, 33 and 36 will survive any termination or expiration of this Agreement.

(h)	The Parties agree to cooperate and give reasonable assistance to one another in effecting an orderly transition following termination.

36.    Confidential Information; Protection of Non-Public Personal Information. Each Party agrees to maintain the other Parties’ Confidential Information (defined below) in strict confidence and in a manner reasonably designed to safeguard against unauthorized access, disclosure, use, destruction, loss, or alteration in accordance with the Gramm-Leach-Bliley Act, Regulation S-P, the relevant state and federal regulations pursuant thereto, and state privacy laws (all the foregoing referred to as the “Privacy Law”).

(a)
“Confidential Information” shall mean (1) any data or information that is proprietary to a disclosing Party and not generally known to the public, whether in tangible or intangible form, including, but not limited to, the following information relating to a Party's marketing strategies, business systems, databases, and (2) any customer or consumer specific data deemed to be ‘nonpublic personal information’ under the Privacy Law.

(b)
Specifically, with regard to nonpublic personal information, the Parties agree that they are prohibited from using consumer or customer non-public personal information other than (1) to execute the terms and conditions of this Agreement as permitted by Privacy Law or (2) as required by state or federal law, regulation or rule. The Parties agree not to disclose consumer or customer non-public personal information to any third parties without prior written permission of the disclosing Party. Each Party shall promptly report to the other Parties any unauthorized disclosure or use of any Confidential Information of which it becomes aware.

(c)
Upon request, each Party shall return to the other Parties or destroy (and provide an appropriate written destruction certificate) all Confidential Information in its possession or control. No disclosure by a Party of Confidential Information to another Party shall constitute a grant to the other of any interest or right whatsoever in such Confidential Information, which shall remain the sole property of the disclosing Party.

(d)
Each Party shall have the right to make reasonable requests to inspect, during normal business hours, the other Parties' facilities, data and records, associated audit reports, summaries of test results or equivalent measures taken by a Party to ensure compliance with the Privacy Law.

37.    Anti-Money Laundering. The Parties hereby agree to abide by and comply with the provisions of the USA Patriot Act. The Parties further agree to take all actions necessary to comply with any new or additional regulations promulgated under said Act. Schwab shall collect sufficient identifying information from its customers to allow the Company to comply with its obligations under this section 37.

38.    Compliance Certifications. The Company may require periodic certifications by Schwab with respect to its compliance of its Representatives with any of the particular compliance requirements set forth in this Agreement as well as the compliance with the Company's and GWFS's rules and Contracts. Failure to timely respond to such requests for certification may, in Company's and GWFS's sole discretion, result in compensation being withheld until such certification is provided or termination of this Agreement.

39. Right to Audit. Company, GWFS, and their respective authorized representatives may audit, inspect, and examine at mutually agreed upon times relevant books and records, kept in the ordinary course of its business, of Schwab and its agents of all transactions arising under this Agreement. Company and GWFS agree to limit their review of the books and records to the extent necessary and as often as necessary to fulfill all contractual obligations to the holders of Contracts, to comply with all legal and regulatory requirements, to meet the requirements of Company's and GWFS' auditors and to ensure compliance with this Agreement.

Schwab and its authorized representatives may audit, inspect, and examine at reasonable times, during regular business hours and at mutually agreed upon times relevant books and records, kept in the ordinary course of its business, of Company, GWFS, and their respective agents of all transactions arising under this Agreement. Schwab agrees to limit its review of the books and records to the extent necessary and as often as necessary to fulfill all contractual obligations to the holders of Policies, to comply with all legal and regulatory requirements, to meet the requirements of Schwab's auditors and to ensure compliance with this Agreement.

40.    Force Majeure. No Party shall be liable for any delay or failure to perform its obligations hereunder if such delay or failure is caused by an unforeseeable event beyond the reasonable control of a Party, including without limitation: act of God; fire; flood; earthquake; labor strike; sabotage; embargoes; power failure (e.g., rolling blackouts, electrical surges or current fluctuations); lightning; supplier’s failures; act or omissions of telecommunications common carriers; material shortages or unavailability or other delay in delivery not resulting from the responsible Party’s failure to timely place orders therefor; lack of or delay in transportation; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder, or act of terrorism.
41. Announcements; Publicity. During the Term and at all times after the termination or expiration of this Agreement, no Party shall make any media release or other public disclosure or announcement relating to or referring to this Agreement, its terms and conditions, or the services and transactions contemplated hereby, unless required by applicable Law or unless it has received the prior written approval of the other Parties as to the form and content of the disclosure or announcements, which approval shall not to be unreasonably withheld. Except as expressly permitted by this Agreement, no Party shall acquire any right to use, and each shall not use, without the prior written consent of the applicable Party, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials, of the other Party, its affiliates, representatives, shareholders, permitted assigns, successors or licensees in any manner including, without limitation: (a) in any advertising, publicity, press release, client list, presentation or promotion; (b) to express or to imply any endorsement of the Party or the Party services; or (c) in any manner other than expressly in accordance with this Agreement.

42. Limitation on Liability. In no event shall either Party be liable for any indirect, incidental, exemplary, special or consequential damages, including loss of profits, by any other Party arising out of this Agreement.
43. In junctive Relief. The Parties each agree that monetary damages may be an inadequate remedy in the event of a breach by a Party of any of the covenants in this Agreement, and that any such breach by a Party may cause any other Party great and irreparable injury and damage. Accordingly, nothing in this Agreement shall limit a Party's right to obtain equitable relief when appropriate.

44. Each Party to Bear Own Costs. Except as otherwise expressly provided in this Agreement, each Party shall bear its own expenses of fulfilling its duties and obligations hereunder.

45. Counterparts. This Agreement may be executed in multiple counterparts, each of which is considered an original and will be binding upon the Party who executed the same, but all of such counterparts will constitute the same agreement.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

Great-West Life & Annuity Insurance Company        Great-West Life & Annuity Insurance Company
    of New York

By: /s/ Chris Bergeon                    By: /s/ Robert K. Shaw

Name: Chris Bergeon                    Name: Robert K. Shaw

Title: Vice President                    Title: Executive Vice President

Charles Schwab & Co., Inc.                GWFS Equities, Inc.

By: /s/ Tina Perrino-Valenzuela                By: /s/ Teresa Luiz

Name: Tina Perrino-Valenzuela                Name: Teresa Luiz

Title: VP-CSIS                        Title: Compliance Officer

(Schedules A and B to follow)

SCHEDULE A
CONTRACTS AND COMPENSATION

Contracts

Great-West Life & Annuity Insurance Company:

Schwab OneSource Choice Variable AnnuityTM (Form ICC14-J465)
Schwab Advisor Choice Variable AnnuityTM (Form ICC14-J466)
Schwab OneSource Annuity® (Form J444)
Schwab Select Annuity® (Form J434)

Great-West Life & Annuity Insurance Company of New York:

Schwab OneSource Choice Variable AnnuityTM (Form J465ny)
Schwab Advisor Choice Variable AnnuityTM (Form J466ny)
Schwab OneSource Annuity® (Form J444NY)
Schwab Select Annuity® (Form J434NY/J464NY)

Compensation

On a monthly basis, the Company shall pay Schwab the following compensation by product:

Schwab Select Annuity®:

Variable Assets: The average daily total variable asset value multiplied at an annualized rate of 0.56%.

Fixed Assets: The average daily total fixed asset value multiplied at an annualized rate of 0.67%.

Schwab OneSource Annuity®:

The average daily total account value multiplied at an annualized rate of 0.51%.

Schwab OneSource Choice Variable AnnuityTM

The average daily total account value multiplied at an annualized rate of 0.51%.

Schwab Advisor Choice Variable AnnuityTM:

The average daily total account value multiplied at an annualized rate of 0.14%.

In addition, the Company shall pay to Schwab any 12b-1, administrative service or other similar fees (“Revenue Share”) received by Company from the fund companies whose funds are offered as underlying investment options under the contract.

All compensation shall be payable to Schwab within thirty (30) days after it has become due in accordance with this Agreement. Any Revenue Share payable to Schwab shall not be due until actually received by the Company.

SCHEDULE B
CONTRACT ADMINISTRATION SERVICE STANDARDS
Company shall perform or provide, as the case may be, the following administrative services/obligations within the service standards set out below, provided, however, that current assumptions related to business volume remain generally constant. Upon a material increase in business volume, Company and Schwab shall, in good faith, mutually agree to reasonable modifications to the performance standards set out below. Company and Schwab may also periodically update the following standards by mutual written agreement.

Contract Administration Service Standards

Service/Obligation	Standard of Performance
Application with check/wire/ 1035 exchange/ transfer	Review and process within 1 business day of receipt in the dept. Wires and checks to be processed no later than end of business day following date of receipt.
I 035/transfer paperwork	Express mailed or faxed to Contra-carrier (existing carrier) within 3 business days
1035/transfer paperwork follow-up
•    1st follow up with contra firm – 10 business days after 1035 ppwk was overnighted to contra carrier
•    Continuing follow up every 5 days for the next 15 days and then every 10 business days, until funds received.

Additional processing requirements ie. - I035/transfers - Missing paperwork, etc. (Not- in-Good-Order)/ signatures - Additional requirements Etc.	Notify Schwab within one business day of NIGO notification, via e-mail to IA.OPS@schwab. com and/or mutually agreed upon escalation contact.
Contract issued	Original mailed to Contract Owner within 3 business days of receiving all requirements and funding.
Call Center hours	7:00 am -5:00 pm MST Monday -Friday
I035 pending business status report/ Weekly Sales Reports (depending on DTCC status	Once a week, a pending business report (Excel) should be e-mailed to IA.OPS@schwab.com.
Insurer and Schwab may agree on follow-up telephone calls to review reports, as dictated by sales volumes.
Commission statements for each reporting period	Generated and communicated to Schwab by the 2nd business day of the following month

Customer Service Requests:*

•    EFT
•    Change of Address
•    Death Processing
•    Reissue checks (valid)
•    Reissue checks (stale dated)
•    Tax changes/W-4P's
•    Complaints acknowledged (insert
Schwab Complaint Procedures)
•    Legal (court actions)
•    Legal/Regulatory (other)
•    Beneficiary changes

Once request received in good order by Retirement Services dept:
•    2 weeks*
•    2 weeks*
•    1 week
•    2 days
•    1 week
•    2 weeks*
•    Complaint acknowledged and Schwab notified
within 3 business days
•    as defined in complaint procedures to be mutually agreed upon by the Parties
•    acknowledged in 1 week
•    5 days

Licensing Appointments
Insurer will process appointment requests via Just In Time (JIT) method, and send appointment notification to the state when initial business is received. For non-JIT states, Insurer will process the appointment immediately.

Service standard for processing individual appointment request is 48 hours. For mass appointments, processing time is 5-10 days, depending on volumes, and provided request paperwork is received in good order.

Confirmation of all appointments will be e-mailed to ILU@Schwab.com on a weekly basis.